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PRESS RELEASE                                             FOR IMMEDIATE RELEASE
                                                  Contact:  Kenneth A. Martinek
                                                      Telephone: (914) 684-2500


                        NORTHEAST COMMUNITY BANCORP, INC.
                    ANNOUNCES INITIAL QUARTERLY CASH DIVIDEND

       White Plains, New York - September 27, 2007 - Northeast Community Bancorp, Inc. (NASDAQ: NECB) today announced that its Board of Directors declared an initial quarterly cash dividend of $0.03 per common share. The dividend will be paid on or about November15, 2007 to stockholders of record as of the close of business on October 12, 2007. This is the first cash dividend for the Company since the completion of its minority stock offering on July 5, 2006.

      "We are pleased to begin paying a cash dividend to our stockholders," said Kenneth A. Martinek, President, Chief Executive Officer and Chairman of the Board of the Company. "The payment of dividends represents our long-term commitment to enhancing stockholder value and we intend to continue paying a quarterly dividend in the future, assuming that our financial position continues to allow such payment."

      Northeast Community Bancorp, MHC, the Company's mutual holding company parent, intends to file notice with the Office of Thrift Supervision of its intent to waive receipt of the dividend. The waiver is subject to the OTS not objecting to it.

      Northeast Community Bancorp, Inc. is the holding company for Northeast Community Bank, which operates five full-service offices in New York and a loan production office in Wellesley, Massachusetts.